EXHIBIT 10.1

AMENDMENT TO PARS AWARD AGREEMENTS

To:      ___________________ (“you”)

From:	Human Resources and Compensation Committee of the Board of Directors (the “Committee”)

Subject:	Amendment to 2018 and 2019 Awards under the ESCO Technologies Inc. 2018 Omnibus Incentive Plan (the “Plan”)

A.	This Amendment amends the awards of Performance-Accelerated Restricted Share Units (“PARS Units”) granted to you under the Plan on April 30, 2018 and May 1, 2019 (the “Awards”) Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the original Awards.

B.	Subsection 2(d) of each of the Awards is amended to read as follows:

(d)	Payout Terms in the Event of a Change of Control.

(i)    If there is a Change of Control resulting in the Company Stock no longer being publicly held and traded on the New York Stock Exchange before all shares of Company Stock under this Award have been issued to you under this Award and you are and have been continuously employed by the Company or a subsidiary, limited liability company, other entity directly or indirectly wholly owned by the Company (“Company Owned Entity”) through and on the effective date of the Change of Control (the “CoC Effective Date”) then (A) below shall apply and if the conditions in (A) cannot be met then (B) shall apply.

(A)	The PARS Units granted to you pursuant to this PARS Award Agreement shall be replaced by an equity award agreement of Acquirer, as defined in the ESCO Technologies Inc. Fourth Amended and Restated Severance Plan dated November 17, 2020 (the “Severance Plan”) provided all of the following conditions are met:

(I)	Acquirer’s common stock is publicly held and widely traded on an established U.S. stock exchange, either NYSE or NASDAQ; and

(II)	Such PARS Units are converted to units of the Acquirer’s common stock at a total value equal to the PARS Units (“Replacement Units”) under an equity award agreement (“Replacement Agreement”) with terms at least as favorable as the terms of this PARS Award Agreement. For the purposes of conversion, the value of the PARS Units shall be calculated based on the average closing price of the Company shares for the ten days prior to the Change of Control and the value of the Replacement Units shall be calculated based on the average closing price of common stock of the Acquirer for the ten days prior to the Change of Control. The Replacement Agreement shall provide that each Replacement Unit when vested shall equal one share of Acquirer’s common stock and unless earlier distributed such Acquirer common stock (net of tax withholdings) will be distributed to you three years after the original date of the award of the PARS Units (“Replacement Award”). Such Replacement Agreement shall not include the ownership requirements of Section 3. The Replacement Agreement shall also provide that (a) Replacement Units shall vest and Acquirer common stock will be issued to you equivalent to such Replacement Units (less shares withheld for applicable taxes) on the termination of your employment Without Cause (as defined in the Severance Plan) or your termination with Good Reason (as defined in the Severance Plan), and (b) if you retire with at least 5 years of total employment with the Company and/or the Acquirer (“Retirement”) then you shall receive the number of shares equal to the undistributed shares under this PARS Award multiplied by the percentage which is the number of months elapsed during the PARS Award Term as of the retirement date compared to the total number of months in the PARS Award Term. If prior to the vesting of such Replacement Units your employment ends, other than for Retirement, Without Cause, or with Good Reason, Replacement Units shall not vest and the Replacement Award shall be cancelled.

(B)	The PARS Units granted to you pursuant to this PARS Award Agreement shall not be replaced if the Successor Entity determines it will not or cannot replace the PARS Award granted pursuant to this Agreement. In such event then the entire then-remaining undistributed portion of the Award will be converted into the right to receive cash in an amount equal to the number of then-remaining undistributed PARS Units multiplied by the average of the daily closing price of the Company’s common stock on the New York Stock Exchange over the last ten trading days preceding the CoC Effective Date, and such cash will be paid to you (net of required tax withholdings) within 30 days after the CoC Effective Date.

(ii)    If before a CoC, all PARS Units under this Award have not been distributed to you in shares of Company Stock and you have been continuously employed by the Company or a Company Owned Entity and not more than ninety (90) days prior to the CoC Effective Date your employment with the Company or Company Owned Entity was terminated not because of your death, Disability, or for Cause, and such termination was done at the request of a third party who, at such time, had taken steps reasonably calculated to effect a Change of Control, and such Change of Control subsequently does occur then the entire then-remaining undistributed portion of the Award will be converted into the right to receive cash in an amount equal to the number of then-remaining PARS Units multiplied by the average of the daily closing price of the Company’s common stock on the New York Stock Exchange over the last ten trading days preceding the CoC Effective Date, and such cash will be paid to you (net of required tax withholdings) within 30 days after the CoC Effective Date.

(iii)   In the event of a CoC this subsection 2(d) shall control all distributions of shares and compensation under this Award.

(iv)   Anything in this PARS Award Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company, Company Owned Entity or Successor Entity to or for the benefit of you (whether paid or payable or distributed or distributable pursuant to the terms of this PARS Award Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) (or any other provision of the Code relating to excise taxes or “excess parachute payments”) then Section 10 of the Severance Plan shall apply.

C.	Except as herein amended, the Awards shall remain in effect according to their terms.

Executed effective November 17, 2020.

ESCO TECHNOLOGIES INC.	AGREED TO AND ACCEPTED:

By:

Vice President	Participant